                                                                      EXHIBIT 99



Analyst contact:                        Media contact:
Cherie Rice                             William J. Plunkett
(630) 218-1850                          (630) 572-8898



WASTE MANAGEMENT, INC ANNOUNCES AGREEMENT ON ACQUISITION
OF WASTE MANAGEMENT INTERNATIONAL PLC PUBLIC SHARES


Oak Brook, Illinois, June 29, 1998 -- Waste Management, Inc. (NYSE: WMX) today announced that it had reached an agreement with the independent directors of its majority-owned Waste Management International plc subsidiary (NYSE: WME) regarding the acquisition of the publicly owned shares of the subsidiary. Under the proposal, holders of the approximately 20 percent of the outstanding shares of Waste Management International not currently owned by Waste Management, Inc. and its subsidiaries will receive 345p in cash for each share held.

The proposal values each Waste Management International American Depository Receipt (ADR), each representing two Waste Management International ordinary shares, at approximately $11.50 based on the current exchange rate, representing a premium of approximately 33 percent over the New York Stock Exchange closing price of $8.625 per ADR on June 26, 1998 and a premium of approximately 39 percent to the closing middle market price on the London Stock Exchange of 247.5p per Waste Management International ordinary share on June 26, 1998. Because the proposal is priced in pounds sterling, the U.S. dollar value of the proposal will fluctuate with the pound-dollar exchange rate.

The proposal, which will be implemented by means of a Scheme of Arrangement under the English Companies Act, is subject to approval by a majority in number representing 75 percent in value of the holders of Waste Management International minority shares voting at a meeting of such holders and the approval of the English High Court. The independent directors of Waste Management International have stated that they intend to recommend that holders of Waste Management International minority shares vote in favor of the proposal. The proposal is subject to certain other conditions which are not expected to be material to the outcome. Assuming approval by holders of Waste Management International minority shares and the High Court, the Scheme is expected to become effective in October 1998, with payment being made to minority shareholders and ADR holders in early November.

Commenting on the proposal, Sir William Barlow, Chairman of the independent directors of Waste Management International, said, "The terms of this proposal represent a substantial premium to the price at which Waste Management International has been trading of late. The independent directors of Waste Management International believe that, at 345p per share, the proposal offers minority shareholders a very satisfactory value for their holding."

Robert S. (Steve) Miller, Chairman of the Board and Chief Executive Officer of Waste Management, Inc., commented, "This transaction is consistent with Waste Management's long-standing objective to simplify its corporate organizational and management structure. We are pleased that we were able to put this transaction forward at this time because it will greatly facilitate the integration of Waste Management International into the new management structure being planned for implementation following the anticipated closing of our merger with USA Waste Services, Inc. The transaction reflects the confidence I share with our merger partners in the long-term prospects of the international waste services business." The transaction is not expected to have a material impact on its future earnings, Waste Management indicated.

Waste Management, Inc., based in Oak Brook, Illinois, is the leading international provider of comprehensive waste management services. The Company operates throughout the United States and in select international markets through its principal subsidiaries, Waste Management of North America, Inc., Wheelabrator Technologies Inc. and Waste Management International plc.

                                      ###